Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Names
Executive Vice President and General Counsel
Harvey, La. — February 29, 2008 — Superior Energy Services, Inc. (NYSE: SPN) announced today that William B. Masters has been named Executive Vice President and General Counsel.
Mr. Masters, age 50, joins Superior following a 26-year career with the law firm of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. During his tenure, Mr. Masters worked with Superior as general counsel for 13 years. Mr. Masters has a broad business practice in the areas of corporate finance, mergers and acquisitions, and energy, and has extensive experience in public and private offerings of debt and equity securities.
Terry Hall, Chairman of the Board and Chief Executive Officer commented: “Bill has been involved with every significant transaction Superior has completed since the Company went public through a reverse merger in 1995. As a result, Bill has extensive knowledge of the Company and our industry, and his counsel has been an integral part of our success. We are pleased to welcome Bill to our executive team.”
Mr. Masters earned his bachelor’s degree at Tulane University and his Juris Doctorate degree from George Washington University.
Superior Energy Services, Inc. is a leading, highly diversified provider of specialized oilfield services and equipment. The Company focuses on serving the drilling-related needs of oil and gas companies primarily through its rental tools segment, and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company believes that it is one of the few companies capable of providing the services, tools and liftboats necessary to maintain, enhance and extend the life of offshore producing wells, as well as plug and abandonment services at the end of their life cycle.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.